Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

LAND HOLDINGS CORPORATION

(Pursuant to Section 242)

Land Holdings Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: That the Board of Directors of said Corporation, by the unanimous written consent of its members, and the sole shareholder of the Corporation, Walter Industries, Inc., by its written consent, pursuant to the provisions of Sections 141(f) and Section 228(a), respectively, of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of Land Holdings Corporation by adding the following Article 8:

“8.        Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. § 1123; provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Michael T. Tokarz, Chairman of the Board of Directors of the Corporation, and to be signed on behalf of Walter Industries, Inc., the sole shareholder of the Corporation, by K. J. Matlock, Executive Vice President and Chief Financial Officer and duly authorized officer of Walter Industries, Inc., this 9th day of February, 1995,

LAND HOLDINGS CORPORATION

By:	/s/ Michael T. Tokarz
Michael T. Tokarz
Chairman

WALTER INDUSTRIES, INC.
Sole Shareholder

/s/ K. J. Matlock
By:	K. J. Matlock
Executive Vice President and
Chief Financial Officer

CERTIFICATE OF INCORPORATION

of

LAND HOLDINGS CORPORATION

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

1.     The name of the Corporation is Land Holdings Corporation.

2.     The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 each.

5.     The name and address of the incorporator is Carl M. Sherer, One Battery Park Plaza, New York City, New York 10004.

6.     The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

7.     Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on September 4, 1987.

/s/ Carl M. Sherer
Carl M. Sherer
Sole Incorporator